EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/08/04	Investors: Mary Healy, 630-623-6429
Media: Anne Rozenich, 630-623-7316

McDONALD'S REPORTS AUGUST GLOBAL COMPARABLE SALES
UP 3.9% - ITS 16TH CONSECUTIVE MONTHLY INCREASE

Year-to-date August 2004 global comparable sales increased 7.6%
U.S. comparable sales were up 7.2% in August; 10.4% year-to-date

OAK BROOK, IL - Charlie Bell, President and Chief Executive Officer, said, "Our customer-focused Plan to Win continues to drive sales increases. Global comparable sales were up 3.9% in August - our 16th consecutive monthly increase. Systemwide sales at all McDonald's restaurants increased 8.6%, or 4.6% in constant currencies.
"In the U.S., our momentum continued as improved service, expanded menu choice and variety, including the recent launch of our premium Chicken Selects, and leadership marketing gave more customers more reasons to visit McDonald’s. Comparable sales were up 7.2% in August - an impressive figure on top of the 8.8% comparable sales increase last year.
"In Europe, we’re making progress revitalizing our business as evidenced by the 3.1% increase in year-to-date comparable sales versus the 2.1% decline for the same period in 2003. Europe’s August comparable sales were down slightly due to weak performance in Germany, as well as poor weather and a decline in tourism across the continent. Our Salads Plus menu continued to perform well, with increased momentum in several markets contributing to top line sales and restaurant cash flow.
"Looking ahead, our goal remains the same: deliver sustainable, profitable growth over the long term. We will achieve this objective by sticking with our Plan to Win, which is completely focused on satisfying customers."

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August Comparable Sales
	Month-to-Date		Year-to-Date
Percent Increase/(Decrease)	2004	2003	2004	2003
McDonald's Restaurants*	3.9	3.8	7.6	0.3
Major Segments:
U.S.	7.2	8.8	10.4	3.7
Europe	(0.9)	1.0	3.1	(2.1)
APMEA**	0.9	(4.0)	6.4	(6.4)

August Systemwide Sales
	Month-to-Date		Year-to-Date
Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency
McDonald's Restaurants*	8.6	4.6	13.0	8.4
Major Segments:
U.S.	7.7	7.7	11.1	11.1
Europe	11.0	0.6	15.4	4.5
APMEA**	6.8	1.3	14.6	6.3
*	Excludes non-McDonald's brands
**	Asia/Pacific, Middle East and Africa

Definitions

Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Upcoming Communications
Key members of McDonald's management team will speak at the Goldman Sachs Global Retailing Conference today at 10:30 a.m. (Eastern Time). This presentation will be webcast live and available for replay for a limited time at www.investor.mcdonalds.com.

More than 30,000 local McDonald's restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

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Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of September 8, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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